UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 21, 2016

LIBERTY BROADBAND CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36713	47-1211994
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 21, 2016 (the “Closing Date”), a wholly-owned special purpose subsidiary (the “BroadbandSPV #2”) of Liberty Broadband Corporation (the “Company”) entered into two margin loan agreements (the “New Margin Loan Agreements”) with each of the lenders party thereto. The New Margin Loan Agreements permit BroadbandSPV #2, subject to certain funding conditions, to borrow term loans up to an aggregate principal amount equal to $300 million (the “New Margin Loans”), of which BroadbandSPV #2 borrowed $200 million on March 24, 2016 (the “Funding Date”) and has $100 million available to borrow after the Funding Date. The maturity date of the New Margin Loans will be 2 years after the Closing Date.

BroadbandSPV #2’s obligations under the New Margin Loan Agreements are fully and unconditionally guaranteed solely by the Company. In addition, BroadbandSPV #2’s obligations are secured by first priority liens (i) on a portion of the Company’s ownership interest in Charter Communications, Inc. (“Charter”) and (ii) on a portion of the Company’s ownership interest in Time Warner Cable Inc. (“TWC”) collectively sufficient for BroadbandSPV #2 to meet its loan to value requirement under the New Margin Loan Agreements (together with the ownership interest in Charter, the “Pledged Stock”). If BroadbandSPV #2 defaults on its obligations under the New Margin Loan Agreements, each lender (subject to applicable cure periods) can declare the outstanding principal amount of its New Margin Loans, together with any accrued and unpaid interest thereon, to be immediately due and payable, and such lender may foreclose on that portion of the Pledged Stock securing its respective New Margin Loans and any other collateral that then secures BroadbandSPV #2’s obligations to such lender, exercise any and all other rights such lender may have against BroadbandSPV #2 at law or in equity and may pursue the rights of such lender under the guarantees of the Company.

Borrowings under the New Margin Loan Agreements bear interest at a per annum rate equal to the 3-month (or lesser period if applicable in connection with a borrowing) LIBOR rate plus a per annum spread of 2.10%, unless it is unlawful for the applicable lender to fund or maintain loans based on LIBOR or there are material restrictions on the applicable lender to do so, in which case borrowings under the New Margin Loan Agreements will bear interest at the higher of (i) the federal funds rate plus 1/2 of 1% and (ii) the published prime rate, plus 1.10%. Interest will be payable quarterly in arrears beginning on March 31, 2016.

BroadbandSPV #2 may prepay the New Margin Loans at any time, subject to certain notice requirements and an early termination premium if BroadbandSPV #2 prepays all or any portion of the New Margin Loans prior to the date that is 12 months after the Closing Date. The New Margin Loan Agreements require mandatory prepayments, together with the payment of the early termination premium, if applicable, or, in some cases, the posting of additional collateral upon the occurrence of certain events that are customary for margin loans of this type.

The New Margin Loan Agreements contain various affirmative and negative covenants that restrict the activities of BroadbandSPV #2 (including, with limited exceptions, the incurrence of additional indebtedness by BroadbandSPV #2) and, in some cases, the Company, as guarantor. The New Margin Loan Agreements do not include any financial covenants. The New Margin Loan Agreements contain events of default that are customary for margin loans of this type, including upon the occurrence of the following events (and subject to customary cure periods and materiality thresholds):

•	failure to pay principal, interest or other amounts due under the New Margin Loan Agreements (including margin calls or other mandatory prepayments);
•	failure to observe covenants or other agreements or inaccuracy of representations or warranties under the New Margin Loan Agreements;
•	insolvency and related occurrences or events of insolvency with respect to BroadbandSPV #2 or the Company;
•	judgments entered against BroadbandSPV #2 or the Company above certain thresholds;

•	failure of enforceability or invalidity of the New Margin Loan documents or the effectiveness of the liens created under the New Margin Loan documents;
•	approval by the issuers of the Pledged Stock of amendments to their organizational documents that would restrict the lenders’ ability to foreclose on and sell the Pledged Stock;
•	default by the Company under the guarantee agreements it will enter into with respect to BroadbandSPV #2’s obligations under the New Margin Loan Agreements; and
•	default by BroadbandSPV #2 or the Company under other agreements governing material indebtedness.

In addition, in connection with BroadbandSPV #2’s execution of the New Margin Loan Agreements, the two margin loan agreements entered into by BroadbandSPV on October 30, 2014, and as previously described in the Current Report on Form 8-K filed by the Company on November 5, 2014, were amended to, among other things, permit the transactions under the New Margin Loan Agreements and conform certain of the terms thereof to the New Margin Loan Agreements (such margin loan agreements as amended, the “Amended Margin Loan Agreements”).

The descriptions set forth above are qualified in their entirety by reference to the New Margin Loan Agreements and the Amended Margin Loan Agreements, which will be filed with the Company's next Quarterly Report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2016

LIBERTY BROADBAND CORPORATION

By:	/s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President